Exhibit 10.12

AMENDMENT NO. 2

to the

AMENDED AND RESTATED TRUST AGREEMENT

by and between

MORGAN STANLEY

and

STATE STREET BANK AND TRUST COMPANY

This AMENDMENT NO. 2 (this “Amendment”), made as of the 1st day of January 2003, amends the AMENDED AND RESTATED TRUST AGREEMENT, made as of the 30th day of November 2000, by and between MORGAN STANLEY, a Delaware corporation (the “Company”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (in its individual capacity, “State Street” and, as trustee under the Agreement, the “Trustee”), as such Amended and Restated Trust Agreement was previously amended by Amendment No. 1 thereto, made as of the 1st day of January 2002 (as so amended, the “Agreement”).

Capitalized terms used in this Amendment without definition have the meanings assigned thereto in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1.    Swiss Portfolio and Swiss Participants.    The Company shall from time to time identify to the Trustee Allocated Shares that correspond to stock units awarded under the Plan and which shall be deemed to constitute, and shall be referred to, as the “Swiss Portfolio.” The Company shall also from time to time identify to the Trustee those Trust Beneficiaries who have been awarded stock units for which corresponding shares of Stock are held in the Swiss Portfolio. Such Trust Beneficiaries are referred to as “Swiss Participants.”

2    Voting.    Section 7(g) is amended in its entirety to read as follows:

“(g) Until such time as the Company amends the Trust to provide otherwise, the Trustee shall have no discretion or authority to vote Stock held in the Trust by the Trustee on any matter presented for a vote of the stockholders of the Company except in accordance with the provisions of this paragraph (g). The Trustee shall solicit instructions from each Trust Beneficiary who is an active employee (an “Active Employee”) of the Company or any of its subsidiaries or affiliates or who has been awarded stock units for which corresponding shares of Stock are held in the DECAP Portfolio

(a “DECAP Participant”), as indicated by the Company, as to the manner in which the shares of Stock held in the Trust corresponding to stock units awarded to such Trust Beneficiary under the Plans shall be voted, provided, however, that the Trustee shall not solicit such instructions from Swiss Participants. The Trustee shall follow any such instructions that are timely received with respect to such shares of Stock. The Trustee shall vote or tender all Stock held in the Trust as to which no proper instructions are received (whether corresponding to stock units awarded to Active Employees or not), including without limitation shares held in the Swiss Portfolio, in proportion to Stock for which proper instructions have been received from Active Employees, except that the Trustee shall not vote or tender any shares of Stock held in the DECAP Portfolio as to which no proper instructions are received.

The Trustee shall communicate or cause to be communicated to each Trust Beneficiary the provisions of this Agreement relating to the right of such Trust Beneficiary, while an Active Employee (other than a Swiss Participant) or a DECAP Participant, to direct the Trustee with respect to the voting of shares of Stock corresponding to such Trust Beneficiary’s stock units. Such communication shall also discuss the consequences of an instruction to abstain or withhold authority to vote and any failure to timely instruct the Trustee.”

3.    Savings Clause.    Except as modified herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Company and State Street have executed this Amendment as of the date first above written.

MORGAN STANLEY

By:	/S/ WILLIAM J. O’SHAUGHNESSY, JR.
Title: Assistant Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/S/ CHRISTINE R. WALSH
Title: Vice President

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